EXHIBIT 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES ACCELERATED RESTRICTED STOCK VESTING
—Stock Price Doubling Triggers Performance Vesting—
—Earnings Guidance Updated for Impact of Vesting—

Paoli, PA, May 19, 2008 — AMETEK, Inc. (NYSE: AME) announces the performance-based, accelerated vesting of its April 27, 2005 restricted stock grant as a result of the doubling of its common stock price in the three years since the issuance of the grant. The performance vesting of this restricted stock grant reflects the significant value that has been created for AMETEK’s shareholders.

AMETEK’s restricted stock grants provide for immediate vesting if the closing price of its common stock during any five consecutive trading days reaches 200% of the price of its common stock on the date the restricted stock award was granted.

The April 27, 2005 restricted stock awards were granted at AMETEK’s closing price of $25.05 (on a split adjusted basis) and were subject to immediate vesting if AMETEK’s common stock closed at or above $50.10 for five consecutive trading days. This grant, which totaled 706,605 shares, achieved the market performance vesting target on May 16, 2008 when AMETEK’s common stock price closed at $52.98, its fifth consecutive trading day closing at or above $50.10.

In the second quarter, the Company will record an after tax, non-cash charge of approximately $6.9 million, or approximately $0.06 per diluted share, to reflect the impact of this event. As a result, earnings guidance for the second quarter of 2008 is now $0.55 to $0.57 per diluted share, as compared to the Company’s previous guidance of $0.61 to $0.63 per diluted share. Similarly, earnings guidance for full-year 2008 is now $2.42 to $2.47 per diluted share, as compared with previous guidance of $2.47 to $2.52, reflecting the $0.06 per diluted share in additional expense noted above, offset by $0.01 per diluted share of lower prospective restricted stock expense in the second half of 2008.

Participants vested in this award are subject to income tax withholding on the value of their restricted stock at the date of vesting. Most participants, including all executive officers required to file under Section 16(a) of the Securities Exchange Act of 1934, are disposing of shares to satisfy these tax withholding obligations. Shares disposed of by participants will be acquired directly by AMETEK in non open-market transactions.

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AMETEK ANNOUNCES ACCELERATED RESTRICTED STOCK VESTING

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2007 sales of more than $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements”. Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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